UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Bazaarvoice, Inc.
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Bazaarvoice, Inc. 10901 Stonelake Blvd. Austin, Texas 78759

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Bazaarvoice, Inc.:
We cordially invite you to attend a Special Meeting of Stockholders of Bazaarvoice, Inc. (“Bazaarvoice,” “we,” “us,” or the “Company”). The meeting will be held at the offices of DLA Piper LLP, at 401 Congress Avenue, Suite 2500, Austin, TX 78701-3799 on June 23, 2016 at 8:30 am Central Daylight Time. The purposes of the meeting are:

1.	to approve a one-time stock option exchange program for certain eligible employees to exchange certain outstanding stock options for stock options with a lower exercise price; and

2.	to transact such other business as may properly come before the Special Meeting of Stockholders and any adjournments or postponements of the Special Meeting of Stockholders.

Our board of directors (the “Board”) has fixed the close of business on April 29, 2016 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the Special Meeting. This Notice of Special Meeting of Stockholders and accompanying Proxy Statement are being mailed to stockholders beginning on or about April 30, 2016.
YOUR VOTE IS IMPORTANT! Please vote by using the Internet, by telephone or by signing and returning the enclosed proxy card. Instructions for your voting options are described in the proxy card.
By order of the Board of Directors,
Gene Austin
President and Chief Executive Officer

Austin, Texas
Date: April 30, 2016

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on June 23, 2016.
Our Proxy Statement for the Special Meeting of Stockholders, along with the proxy card, is available over the Internet at www.ProxyVote.com.

Bazaarvoice, Inc. 10901 Stonelake Blvd. Austin, Texas 78759

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
Our Board solicits your proxy for a Special Meeting of Stockholders (the “Special Meeting”), and at any postponement or adjournment of the meeting, for the matters set forth in the “Notice of Special Meeting of Stockholders.” The Special Meeting will be held at 8:30 am Central Daylight Time on June 23, 2016 at the offices of DLA Piper, LLP, at 401 Congress Avenue, Suite 2500, Austin, TX 78701-3799. We mailed this Proxy Statement to stockholders beginning on April 29, 2016.

Record Date	April 29, 2016

Quorum
A majority of the shares outstanding on the record date must be present in person or by proxy. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Shares Outstanding	82,051,140 shares of common stock were outstanding as of March 31, 2016.

Voting by Proxy	Internet, telephone or mail

Voting at the Meeting
We encourage stockholders to vote in advance of the Special Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Bazaarvoice’s transfer agent, Broadridge) who attend the Special Meeting in person may obtain a ballot at the meeting. Beneficial holders (whose shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization) who attend the Special Meeting in person must obtain a proxy from their broker, bank or other nominee prior to the date of the Special Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions
All shares represented by valid proxies received prior to the Special Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

What Happens if no Voting Instructions are Provided; Broker Non-Votes
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” As a result, if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will not have discretion to vote on the one-time stock option exchange program for employees (Proposal One) as this is a “non-routine” matter.

Votes Required; Effect of Broker Non-Votes and Abstentions
Each holder of shares of our common stock is entitled to one vote for each share of common stock held as of the record date.

With respect to Proposal One, the approval of a one-time stock option exchange program for employees requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Special Meeting. For purposes of Proposal One, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Special Meeting and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Changing Your Vote
Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Special Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Special Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results
We will announce preliminary results at the Special Meeting. We will report final results at www.bazaarvoice.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Special Meeting.

PROPOSAL ONE: APPROVAL OF A ONE-TIME STOCK OPTION
EXCHANGE PROGRAM FOR EMPLOYEES
We are seeking stockholder approval for a one-time stock option exchange program (the “Exchange Program”) for our employees, excluding our named executive officers and members of our Board. The Exchange Program would permit eligible employees to exchange outstanding stock options (vested or unvested) granted under our 2012 Equity Incentive Plan (the “2012 Plan”) and our 2005 Stock Plan (the “2005 Plan”) , with exercise prices equal to or greater than the 52-week high trading price of our common stock as of the start date of the exchange program (the “Eligible Options”), for a lesser number of stock options having an exercise price per share equal to the market closing price on the date of grant, which would promptly follow the expiration of a tender offer to be made to such eligible employees (the “Replacement Awards”).

The Exchange Program is structured as a value-neutral exchange. The Replacement Awards would be targeted at providing fair value that is, in the aggregate, not greater than the fair value of the exchanged stock options. This means that the employees who participate in the Exchange Program are expected to receive a number of Replacement Awards with an aggregate fair value determined for financial reporting purposes that does not exceed the aggregate fair value of the stock options surrendered in the exchange. The Exchange Program is intended to encourage retention and engagement among our employees in a manner that is substantially cost neutral and simple to communicate and implement. Each Replacement Award would be subject to a new two-year- annual vesting schedule commencing on the date of grant, and would have a new seven year term.

Although we are not required to do so under applicable Nasdaq Global Market listing requirements or the terms of the 2012 Plan or 2005 Plan, we are seeking stockholder approval of the Exchange Program. If stockholders do not approve the Exchange Program proposal, we will not offer the Exchange Program, and the Eligible Options will continue in accordance with their terms. Stock purchased by our employees under our 2012 Employee Stock Purchase Plan will not be effected by the Exchange Program.

Background and Reasons for Implementing the Exchange Program

Our equity incentive programs are designed to attract and retain highly qualified talent. Almost all of our employees receive equity incentives. Stock options have been a significant part of these programs. As of March 31, 2016, 330 employees held outstanding options for approximately 6,671,634 shares of our common stock. While our stock traded at $6.00 or higher from the time of our initial public offering in February 2012 until mid-March 2015, it fell to below $6.00 following the announcement of our financial results for the fiscal quarter ended January 31, 2015. Since then, our stock has generally traded below $6.00 and closed at $ as of . This decline has had a negative impact on our ability to motivate and retain employees who previously received option grants with higher exercise prices. We believe that this decline in our stock price has been due, in part, to several factors beyond the control of our employees. These factors include:

•	Declines in the valuation of companies perceived by investors to be comparable to us or in valuation metrics, such as our price to earnings ratio;

•
The U.S. District Court for the Northern District of California, San Francisco Division’s ruling in January 2014 that our acquisition of PowerReviews, Inc. violated Section 7 of the Clayton Act, 15 U.S.C. Section 18, and our subsequent divestiture of the PowerReviews business and ongoing obligations under the related Joint Stipulation and Order with the Department of Justice;

•	Substantial sales of our common stock in the public stock market by former affiliates; and

•	Broad market and industry fluctuations and general economic, political and market conditions.

The Company believes its business has become more stable over the last 12 months and the prospects for the Company’s growth have strengthened due to the introduction and ramp of new products that are the result of employee efforts in marketing, sales and research and development. We have also recently made efforts to reduce our cost structure to improve operating efficiencies and align resources with our growth strategies. However, despite our efforts to reinvigorate our business and improve our performance, our stock price has continued to remain at a relatively low level.

On March 31, 2016, the closing price of our common stock on the Nasdaq Global Market was $3.15, and the exercise prices of approximately 21.01% of the shares underlying outstanding stock options held by our employees were at or below this trading price and were therefore “in-the-money.” However, on that date, approximately 78.99% of the shares underlying all outstanding stock options held by employees were “underwater,” having exercise prices greater than the $3.15 trading price.

Options for approximately 42.59% of the shares underlying all outstanding stock options were severely underwater, having exercise prices equal to or greater than $6.56 per share, the then-current 52-week high trading price of our common stock.

In March 2016, our Compensation Committee met with Radford, our independent compensation consulting firm, to evaluate our concern about the impact of underwater stock options on our ability to continue to motivate, retain, and reward our employees and to discuss potential incentive programs to address the issues identified. We evaluated several alternatives, including increasing cash compensation and granting additional equity awards. In order to replace the intended benefits of equity incentives that have exercise prices higher than our current trading price, we would need to substantially increase cash compensation. At the same time, we would continue to incur costs associated with equity incentives already granted. The payment of additional cash compensation would increase our compensation expense and reduce our cash position and cash flow from operations. Further, if we were to grant additional stock options without requiring employees to exchange existing Eligible Options, we would substantially increase our equity award overhang, the potential dilution to our stockholders, and our compensation expense. Following substantial consideration of the business and employee retention challenges facing Bazaarvoice, our Compensation Committee recommended a stock option exchange program on the terms and conditions described in this proposal, and our Board authorized the Exchange Program in April 2016, subject to stockholder approval.

Benefits to Stockholders

We believe that our stockholders will benefit from the Exchange Program, as it will improve retention and engagement among a significant portion of our workforce at substantially no change in compensation cost. As a result of the decline in the price of our common stock, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of March 31, 2016, employees held 1,368,644 Eligible Options with exercise prices ranging from $6.58 per share to $18.67 per share, while the closing price of our common stock on the Nasdaq Global Market on that date was $3.15 and our 52-week high trading price was $6.56. These deeply “out-of-the-money” options are no longer effective as performance and retention incentives. Because such a large number of our outstanding stock options have exercise prices well above the current stock price, many employees believe their stock options are of little or no value. These stock options are no longer an effective means of retaining our key talent, even though we will continue to recognize the compensation expense of these options as they are likely to remain unexercised until they expire. The current situation provides a considerable challenge to maintaining employee motivation, as well as creating a serious threat to retention. The Exchange Program would help to address both of these concerns and reinvigorate a culture based on employee stock ownership.

Successful execution of the Exchange Program would reduce our outstanding stock option overhang and avoid the potential dilutive effects that would be associated with granting new stock options to supplement, rather than replace, outstanding stock options. Underwater stock option awards have little or no retentive value but remain an overhang until they are exercised, expire, or are cancelled. Our overhang on March 31, 2016 was approximately 21.54%. Under the Exchange Program, we expect that a reduction in overhang will occur because participating employees will receive new stock options for fewer shares than the number of shares that could be purchased under their surrendered old stock options. Shares subject to stock options issued under the 2012 Plan that are surrendered (in excess of those subject to the Replacement Awards) will not be available for new equity award grants under the 2012 Plan. All shares subject to stock options issued under the 2005 Plan that are surrendered will not be available for new equity award grants. The number of shares subject to Replacement Awards would be determined by an “exchange ratio” described in more detail below. This exchange ratio is intended to result in a value-neutral exchange. This means that in order to obtain a new at-the-money stock option, an employee will be required to surrender an underwater stock option for a greater number of shares so that the aggregate fair value of the new option will approximately equal the aggregate fair value of the surrendered option.

By structuring the Exchange Program as a value-neutral exchange, we would restore near-term potential value to the stock options held by employees, while not creating material additional compensation expense to us. We calculate the share-based compensation cost of the Eligible Options based on the methodology required by Financial Standards Accounting Board (FASB) ASC Topic 718. Using this method, we would be required to recognize $6,162,883 (net of forfeitures) in compensation cost relating to the Eligible Options, of which $4,815,699 has been recognized as of March 31, 2016. The remaining $1,347,184 would have to be recognized even if those outstanding awards are never exercised because they are underwater. The Exchange Program would not materially increase this expense even though it would provide our eligible employees with options having a potential for greater appreciation, albeit for fewer shares and new vesting conditions.

Benefits to Employees

The Exchange Program would benefit our employees by providing a renewed stake in our future success in the form of new options with greater potential for future gain. The Replacement Awards would have new exercise prices equal to our stock price at the time the Exchange Program is completed, and would have a new seven year term. However, because the Exchange Program is structured as a value-neutral exchange, eligible employees who participate in the Exchange Program would receive Replacement Awards for a smaller number of shares than those that are surrendered.

If our stockholders do not approve the Exchange Program, Eligible Options will remain outstanding and in effect in accordance with their existing terms. We would then be required to continue to recognize compensation expense for these Eligible Options, even though the Eligible Options may have little or no retention or incentive value and may never be exercised.

Overview of the Exchange Program

If stockholders approve the Exchange Program, our Board will determine the date upon which the Exchange Program will begin. At that time, we will file written materials relating to the Exchange Program with the United States Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO. The minimum per share exercise price of Eligible Options will be the 52-week high trading price of our Common Stock immediately preceding the start of the Exchange Program. Should our stock price increase significantly before the tender offer begins, we will adjust the exchange ratios accordingly and reassess the advisability of implementing the Exchange Program. After we file materials with the SEC, we will send to eligible employees written materials explaining the precise terms and timing of the Exchange Program. All Exchange Program documents filed will be available to the public, including eligible employees, at http://www.sec.gov.

Under the terms of the Exchange Program, eligible employees who elect to participate would surrender Eligible Options they currently hold, and in return would receive new Replacement Awards under our 2012 Plan. The number of shares subject to Replacement Awards will be fewer than the number of shares subject to Eligible Options surrendered. As of March 31, 2016, we had 6,671,634 shares underlying outstanding options under our 2005 Plan , PowerReviews, Inc. Equity Incentive Plan (the "PowerReviews Plan") and 2012 Plan. Because Eligible Options must have exercise prices that are no less than the 52-week high trading price of our common stock measured as of the start date of the Exchange Program, we are unable to determine at this time the exact number of Eligible Options. However, based on the 52-week high trading price as of March 31, 2016 of $6.56, up to 1,368,644 shares underlying outstanding stock options, (or approximately 20.51% of all outstanding) would be eligible for exchange. As of March 31, 2016, none of the outstanding stock options under the PowerReviews Plan would be eligible for exchange.

Based on the assumptions described below and a 52-week high trading price of $6.56, if all Eligible Options are exchanged, options to purchase approximately 1,368,644 shares would be surrendered and cancelled, while Replacement Awards covering approximately 485,982 shares would be granted, resulting in a net reduction in the equity award overhang by approximately 882,662 shares. As of March 31, 2016, the total number of shares of our common stock outstanding was 82,051,140 and the closing price of our common stock was $3.15 per share. The following information as of March 31, 2016 about the 2005 Plan, PowerReviews Plan, and our 2012 Plan is presented for reference:

	Prior to Exchange(1)	After Exchange(1)
Shares available for future grant	6,158,138	6,089,755
Shares issuable pursuant to outstanding options:	6,671,634	5,788,972
Weighted average exercise price of all outstanding options	$8.053973	$5.817740
Weighted average remaining term of all outstanding options(2)	6.83	7.81
Shares issuable pursuant to all other outstanding equity awards (includes RSUs)	6,158,138	6,089,755
(1) If our stockholders do not approve the Exchange Program, eligible stock options will remain outstanding in accordance with their existing terms.
(2) Assumes an exercise price of $3.15 and a grant date of April 29, 2016 for all Replacement Awards granted in the exchange.
Timing

If the Exchange Program is approved by our stockholders, we will file an Offer to Exchange with the SEC having specific terms approved by our Board. We will then distribute the Offer to Exchange to eligible employees. Eligible employees will be given at least 20 business days from the date the Offer to Exchange is distributed to elect to exchange any or all of their Eligible Options for Replacement Awards. We expect to implement the Exchange Program as soon as administratively possible after stockholder approval on June 23, 2016, but in any event it will be implemented, if at all, no later than 12 months following the date stockholders approve the Exchange Program.

Eligible Employees

The Exchange Program would be open to all of our employees in the United States and the United Kingdom who hold Eligible Options and who are employed at the beginning and the end of the exchange period and on the Replacement Award grant date, except for the following:

•	Members of our Board of Directors; and

•	Our named executive officers.

The Exchange Program will not available to our employees outside of the U.S. and the U.K.

Up to 215 employees would be eligible for the Exchange Program. The Exchange Program will not be made available to former employees, retirees, advisers or consultants. Any employee holding Eligible Options who elects to participate in the Exchange Program but whose employment terminates with the Company for any reason prior to the grant of the Replacement Awards will retain his or her Eligible Options subject to their existing terms.

Eligible Options

“Eligible Options” are those options outstanding as of the date the Exchange Program commences having an exercise price per share that is greater than or equal to the 52-week high trading price of our common stock as of such commencement date. Our Board will determine the minimum exercise price of the Eligible Options immediately prior to the commencement of the Exchange Program.

The Exchange Program will not be conditioned on a minimum level of participation. If an eligible employee elects to exchange an Eligible Option in the Exchange Program, the employee must elect to exchange all of the shares subject to the Eligible Option, regardless of whether such option is vested or unvested. If an eligible employee holds more than one Eligible Option, however, the employee may choose to exchange one or more Eligible Options without having to exchange all of his or her Eligible Options.

As of March 31, 2016, options for approximately 6,671,634 shares of our common stock were outstanding under our 2005 Plan, PowerReviews Plan and 2012 Plan. Of these outstanding options, the number of shares underlying options held by eligible employees with exercise prices greater than or equal to $6.56 (the then-current 52-week high trading price) was 1,368,644.

Exchange Ratios

We refer to the number of shares subject to a Replacement Award that will be granted in exchange for the number of shares subject to an Eligible Option surrendered for cancellation in the Exchange Program as the “exchange ratio.” The exchange ratios for the Exchange Program would be established so that the aggregate fair value of the Replacement Awards is approximately equal to the aggregate fair value of the existing options that are surrendered for exchange. If our stockholders approve this proposal, we will determine the exchange ratios shortly before the tender offer commences.

In our Exchange Program we propose to establish three “tiers” in which Eligible Options having exercise prices within a specified range would be exchanged for Replacement Awards based on a specified exchange ratio. The Replacement Award/Eligible Option exchange ratio for a higher exercise price tier would be less than the exchange ratio for a lower exercise price tier. That is, an Eligible Option with a higher exercise price will be exchanged for a smaller Replacement Award than an Eligible Option with a lower exercise price because the Eligible Option with a higher exercise price has a smaller fair value. Setting the exchange ratios in this manner is intended to result in the offer of Replacement Awards that have a fair value equal, in the aggregate, to the fair value of the tendered options they replace.

The actual exchange ratios would be established by the Compensation Committee shortly before the beginning of the tender offer. The exchange ratios would be determined based on calculations provided by a reputable third-party compensation consultant based on the fair values of the Eligible Options using the Black-Scholes option pricing model, consistent with our past methodologies and based on reasonable assumptions about factors such as the volatility of our stock price, the holding period and expected term of an option.

We cannot determine the exact exchange ratios until the beginning of the Exchange Program, but we have provided the following example for illustration purposes, based on the following assumptions:

•	Exchange Program would have commenced on March 31, 2016

•	Then-applicable 52-week closing high stock price: $6.56

•	Then-current fair market value of our shares: $3.15

•	Resulting minimum exercise price eligible for program: $6.56

Exercise Price for Eligible Options	Shares Subject to Eligible Options	Weighted Average Remaining Life of Eligible Options	Exchange Ratio (Replacement Award/Eligible Option)
$6.56-$6.99	16,500	4.82	1 for 1.5
$7.00-$9.99	1,069,809	7.09	1 for 2.5
$10.00-$18.99	282,335	6.05	1 for 6.0
Total:	1,368,644	6.85

In this example, and assuming all Eligible Options were exchanged, 6,089,775 shares would remain available for grant under our 2012 Plan following the exchange and 5,788,969 shares would be subject to options outstanding under our 2005 Plan, PowerReviews Plan and 2012 Plan. This would represent a reduction in the number of shares subject to outstanding options of 882,662, or 13.23% of all shares subject to options outstanding immediately prior to the exchange. These outstanding options would have a weighted average exercise price of $5.817740 (assuming the exercise price for the Replacement Awards is $3.15) and a weighted average remaining term of 7.81 years.
At the time that we expect to commence the Exchange Program after the Special Meeting on June 23, 2016, we anticipate that the 52-week high closing price of our common stock would be $6.16. At such a minimum exercise price, and assuming all other circumstances remain the same, an additional 416,100 options would be eligible to participate in the Exchange Program as illustrated below:

Exercise Price for Eligible Options	Shares Subject to Eligible Options	Weighted Average Remaining Life of Eligible Options	Exchange Ratio (Replacement Award/Eligible Option)
$6.16-$6.99	432,600	8.54	1 for 1.5
$7.00-$9.99	1,069,809	7.09	1 for 2.5
$10.00-$18.99	282,335	6.05	1 for 6.0
Total:	1,784,744	7.28
Participation

Participation in the Exchange Program would be voluntary. Eligible employees would have the choice, on a grant by grant basis, to exchange any or all of their Eligible Options. However, eligible employees would not be permitted to exchange a portion of a single option grant for a Replacement Award; but rather would be required to exchange all or none of the share subject to an Eligible Option grant.

Vesting, Term and Other Provisions of Replacement Awards

The Replacement Awards would each have a new term of seven years from the date of grant, and would vest [annually over two years from the date of grant.

The other terms and conditions of the Replacement Awards would be governed by the 2012 Plan and would be set forth in an award agreement to be entered into as of the grant date.

Cancellation of Surrendered Eligible Options

All shares subject to surrendered stock options in excess of those that would be subject to the Replacement Awards would be cancelled at the time of the proposed exchange. Eligible Options that are not surrendered will not be affected and will remain exercisable according to their original terms.

Accounting Treatment

The Exchange Program will be accounted for under FASB ASC Topic 718. Under these rules, the exchange of options will be characterized as a modification of the exchanged options. The difference between the fair value of the new Replacement Awards over the fair value of the exchanged options, if any, at the time of the exchange will result in additional compensation expense. The actual amount of the compensation expense will depend on participation levels and on the exchange ratios, Black-Scholes values, and vesting schedules established at the time of the exchange. Because we intend the Exchange Program to be value-neutral, we do not expect the additional compensation expense, if any, to be material to us.

U.S. Federal Income Tax Consequences

The exchange of Eligible Options should be treated as a non-taxable exchange and neither we nor our employees should recognize any income for U.S. federal income tax purposes upon the grant of the Replacement Awards. However, the tax consequences for participating non-U.S. employees may differ from U.S. federal income tax consequences. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange. The applicable U.S. federal income tax law and regulations may change, and the U.S. Internal Revenue Service may adopt a contrary position. All holders of Eligible Options will be urged to consult their own tax advisers regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating.

Potential Modification to Terms of Exchange Program to Comply with Governmental Requirements

If we commence the Exchange Program, the terms of the Exchange Program will be described in a Schedule TO that will be filed with the SEC before or concurrent with the distribution of offering materials. Although we do not expect the SEC to require any modifications, it is possible that we would need to alter the terms of the Exchange Program to comply with comments from the SEC. In addition, we intend to make the Exchange Program available to certain employees located inside the United Kingdom. It is possible that we would need to make modifications to the terms offered to employees in the United Kingdom either to comply with local requirements, or for tax or accounting reasons.

Potential Modification to Terms of Exchange Program Due to Changing Circumstances

While the terms of the Exchange Program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the Exchange Program to take into account our administrative needs, legal requirements, accounting rules or Company policy decisions that make it appropriate to change the Exchange Program. The final terms of the Exchange Program will be set forth in the Offer to Exchange. The Board or the Compensation Committee will retain the discretion to make any necessary or desirable changes to the terms of the Exchange Program. In addition, the Board or the Compensation Committee reserves the right to amend, postpone or cancel the Exchange Program once it has commenced. We may decide not to implement the Exchange Program even if our stockholders approve it. If our stock price increases significantly, we may reassess the advisability of implementing the Exchange Program.

Effect on Stockholders

Although we are unable to predict the precise impact of the Exchange Program on our stockholders because we are unable to predict how many or which employees will exchange their eligible awards, we have designed the Exchange Program in a manner intended to ensure that the aggregate fair value of the Replacement Awards granted in the Exchange Program is materially no greater than the aggregate fair value of the Eligible Options surrendered. The Exchange Program is intended to restore competitive and appropriate equity incentives for our employees, reduce our existing overhang and recapture value for compensation expense already being incurred.

Financial Statements

Our financial statements and other information required by Item 13(a) are incorporated by reference from our quarterly reports on Form 10-Q filed with the SEC on September 2, 2015, December 8, 2015 and March 8, 2016 and our annual report on Form 10-K filed with the SEC on June 25, 2015.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal One requires a “FOR” vote from a majority of the shares present or represented by proxy and voting at the Annual Meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSED EXCHANGE PROGRAM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2016 for each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our named executive officers (for the fiscal year ended April 30, 2015), each of the members of our Board and all of the members of our Board and executive officers as a group.
We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of common stock that could be issued upon the exercise of outstanding options held by that person are currently exercisable or exercisable within 60 days of March 31, 2016, (ii) shares of common stock that would be issued upon the vesting of restricted stock units within 60 days of March 31, 2016 and (iii) shares of restricted common stock for which the holder may exercise full voting rights while the shares remain restricted are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.
Percentage of ownership is based on 82,051,140 shares of our common stock outstanding on March 31, 2016.
Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Outstanding
5% Stockholders:
RGM Capital, LLC(1)	7,234,180	8.82%
Franklin Resources, Inc.(2)	5,353,470	6.52%
First Trust Portfolios L.P.(3)	5,135,604	6.26%
The Vanguard Group(4)	4,697,690	5.73%
Named Executive Officers and Directors:
Gene Austin (5)	672,399	*
James R. Offerdahl (6)	361,062	*
Kelly E. Connery (7)	55,785	*
Kin Gill (8)	44,168	*
Sara Spivey(9)	40,625	*
Steven Berkowitz (10)	64,223	*
Sydney L. Carey (11)	91,768	*
Jeffrey S. Hawn(12)	82,315	*
Jared Kopf(13)	91,462
Mary T. McDowell(14)	56,309	*
Thomas J. Meredith (15)	350,083	*
All directors and executive officers as a group (14 people) (16)	2,351,691	2.88%

________________________________________________________
*    Represents less than one percent.

(1)
RGM Capital, LLC (“RGM”), in its capacity as an investment advisor, and Robert G. Moses, as the managing member of RGM, have shared voting and dispositive power with respect to all shares. The address for RGM is 9010 Strada Stell Court, Suite 105, Naples, Florida 34109. All information is based solely on the Schedule 13G filed by RGM on February 16, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at March 31, 2016.

(2)
Shares are beneficially owned by one or more investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”) pursuant to advisory contracts which grant to such subsidiaries all investment and voting power over the shares. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of FRI and may therefore be deemed to share voting and investment power over the shares held by persons and entities for which FRI subsidiaries provide investment management services. Franklin Advisers, Inc. one of the subsidiaries of FRI, has sole voting power and sole dispositive power with respect to 5,265,770 shares and Fiduciary Trust Company International, one of the subsidiaries of FRI, has sole voting and dispositive power with respect to 87,700 shares. The address of FRI and its affiliated entities is One Franklin Parkway, San Mateo, CA 94403-1906. All information is based solely on the Schedule 13G filed by FRI on February 4, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at March 31, 2016.

(3)
The Charger Corporation is the General Partner of both First Trust Portfolios L.P. ("FTPLP") and First Trust Advisors L.P. FTPLP. acts as sponsor of certain unit investment trusts which hold shares of the issuer. First Trust Advisors L.P., an affiliate of FTPLP, acts as portfolio supervisor of the unit investment trusts sponsored by FTPLP, certain of which hold shares of the issuer. The address of FTPLP and its affiliated entities is 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187. All information is based solely on the Schedule 13G filed by FTPLP on February 2, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at March 31, 2016.

(4)
Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. ("TVG"), is the beneficial owner of  98,005 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of TVG, is the beneficial owner of  1,900 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. All information is based solely on the Schedule 13G filed by The Vanguard Group on February 10, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at March 31, 2016.

(5)	Includes 529,608 shares issuable upon the exercise of options held by Mr. Austin that are exercisable within 60 days of March 31, 2016. Mr. Austin is our Chief Executive Officer and President.

(6)
Includes 277,604 shares issuable upon the exercise of options held by Mr. Offerdahl that are exercisable within 60 days of March 31, 2016 and 12,500 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2016. Mr. Offerdahl is our Chief Financial Officer.

(7)
Kelly Connery was our Chief Revenue Officer until September 4, 2015. As a result of his termination of employment, all unvested restricted stock units and stock option were forfeited. The number of shares held by Mr. Connery is based on his Form 4 filed on June 25, 2015 and the percentage of common stock held is based on shares outstanding at March 31, 2016.

(8)
Includes 21,667 shares issuable upon the exercise of options held by Mr. Gill that are exercisable within 60 days of March 31, 2016 and 1,250 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2016. Mr. Gill is our Chief Legal Officer, General Counsel and Secretary.

(9)	Includes 40,625 shares issuable upon the exercise of options held by Ms. Spivey that are exercisable within 60 days of March 31, 2016. Ms. Spivey is our Chief Marketing Officer.

(10)
Includes 53,521 shares of restricted stock over which Mr. Berkowitz has voting power but which are subject to a repurchase right by us and 5,352 shares of restricted stock over which Mr. Berkowitz has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of March 31, 2016.Mr. Berkowitz is a member of our board of directors.

(11)
Includes 15,380 shares of restricted stock over which Ms. Carey has voting power but which are subject to a repurchase right by us and 7,690 shares of restricted stock over which Ms. Carey has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of March 31, 2016. Ms. Carey is a member of our board of directors.

(12)
Includes 49,750 shares of restricted stock over which Mr. Hawn has voting power but which are subject to a repurchase right by us and 11,986 shares of restricted stock over which Mr. Hawn has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of March 31, 2016. Mr. Hawn is a member of our board of directors.

(13)
Includes 36,251 shares of restricted stock over which Mr. Kopf has voting power but which are subject to a repurchase right by us, 4,532 shares of restricted stock over which Mr, Kopf has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of March 31, 2016 and 37,085 shares issuable upon the exercise of options held by Mr. Kopf that are exercisable within 60 days of March 31, 2016 . Mr. Kopf is a member of our board of directors.

(14)
Includes 38,647 shares of restricted stock over which Ms. McDowell has voting power but which are subject to a repurchase right by us and 7,690 shares of restricted stock over which Ms. McDowell has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of March 31, 2016. Ms. McDowell is a member of our board of directors.

(15)
Includes 112,477 shares issuable upon the exercise of options held by Mr. Meredith that are exercisable or convertible within 60 days of March 31, 2016 and 149,741 shares held by the Meredith Family Revocable Trust. Mr. Meredith is a trustee of the trust and as such he has voting and investment power over the shares held by the trust. Also includes 15,380 shares of restricted stock over which Mr. Meredith has voting power but which are subject to a repurchase right by us and 7,690 shares of restricted stock over which Mr. Meredith has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of March 31, 2016 Mr. Meredith is the chairman of our board of directors.

(16)
Includes 1,437,477 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of March 31, 2016, 213,459 shares of restricted stock over which our directors and executive officers have voting power but which are subject to a repurchase right by us, 40,408 shares of restricted stock over which our directors and executive officers have voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of March 31, 2016 and 22,125 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2016.

EXECUTIVE COMPENSATION
In connection with the proposal to approve the Exchange Program, we are required to disclose information regarding our executive compensation, including the Compensation Discussion and Analysis. As our fiscal year ended April 30, 2015 is our most recently completed fiscal year, the Executive Compensation section of this Proxy Statement, except with respect to the inclusion of the compensation committee interlocks section and exclusion of the compensation committee report, mirrors the Executive Compensation and Compensation Discussion and Analysis sections set forth in our proxy statement filed in connection with our 2015 Annual Meeting of Stockholders.

Compensation Discussion and Analysis
This following discussion and analysis of our compensation arrangements with our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of April 30, 2015, or our named executive officers.

Our Named Executive Officers for Fiscal Year 2015
Our named executive officers in our fiscal year ended April 30, 2015, or fiscal year 2015, were:

Gene Austin	Chief Executive Officer and President
James R. Offerdahl	Chief Financial Officer
Kelly E. Connery	Chief Revenue Officer
Kin Gill	Chief Legal Officer, General Counsel and Secretary
Sara Spivey	Chief Marketing Officer
Executive Summary
We power a network that connects brands and retailers to the authentic voices of people where they shop. We were founded on the premise that the collective voice of the marketplace is the most powerful marketing tool in the world because of its influence on purchasing decisions, both online and offline. Our technology platform collects, curates, and displays consumer-generated content including ratings and reviews, questions and answers, customer stories, and social posts, photos, and videos. This content is amplified across marketing channels, including category/product pages, search, brand sites, mobile applications, in-store displays, and paid and earned media, where it helps clients generate more revenue, market share, and brand affinity.

We also help clients leverage insights derived from consumer-generated content to improve marketing effectiveness, increase success of new product launches, improve existing products and services, effectively scale customer support, decrease product returns, reach consumers when actively shopping via highly targeted audience marketing, and enable retailers to launch and manage on-site advertising solutions and site monetization strategies.

Significant Elements of Compensation for Fiscal Year 2015
Consistent with our executive compensation objectives and our performance, during fiscal 2015, our compensation committee structured compensation for our named executive officers to include the following elements:

•	Base Salary: We adjusted the base salaries of our named executive officers in order to appropriately compensate them given the level of expected performance and the competitive market.

•
Annual Performance-Based Cash Compensation: We paid annual cash incentive awards to our named executive officers in order to focus them on the achievement of key short-term business objectives and reflect their partial achievement of the corporate and individual performance objectives under our annual performance-based cash incentive plan.

•
Long-Term Equity Incentive Compensation: We granted stock options and restricted stock unit (“RSU”) awards for shares of our common stock to certain of our named executive officers with the aim of driving long-term stockholder value by aligning the interests of our named executive officers with our stockholders and to reward increases in stockholder value.

•
Discretionary Bonus Payments: After consideration of the various challenges that management faced in fiscal year 2015 that impacted our ability to achieve the performance objectives for fiscal year 2015, including challenges associated with our court ordered divestiture of PowerReviews, Inc., in May 2015, our compensation committee approved discretionary, one-time bonus payments to certain of our named executive officers in order to continue to motivate our named executive officers to set aggressive performance objectives in the interest of creating sustainable long-term value and to promote our retention objectives.
We believe that the combination of these elements of compensation reflects our compensation philosophy and the strong alignment of the interests of our named executive officers with those of our stockholders.
Significant Corporate Governance Policies and Practices
We have endeavored to maintain high standards in our executive compensation and governance practices and have the following policies and practices in effect:

•	Independent Compensation Committee: We maintain a completely independent compensation committee who establish our compensation practices.

•
Emphasis On Variable, “At Risk” Compensation and Long-Term Performance Goals: A substantial portion of our named executive officers’ compensation is tied to both short-term and long-term corporate financial and operational incentives.

•
Hedging Prohibition: We prohibit all of our employees and members of our Board from entering into hedging arrangements with respect to our securities and prohibit our executive officers and the members of our Board from pledging our securities unless they have received pre-clearance for any pledging arrangements pursuant to the terms of our insider trading policy.

•
Double-Trigger Change Of Control Arrangements: All severance payments and benefits afforded to our named executive officers are based on a “double-trigger” arrangement (meaning that the benefits are only provided if there is both a change of control and a qualifying termination of employment).

•
Independent Compensation Consultant: Our compensation committee retains an independent compensation advisor, Compensia, to provide analysis, advice and guidance on our executive compensation program independent of management.

•	Representative Peer Group: On an annual basis, we use a peer group that reflects comparable size-relevant companies in industries where we compete for talent.

•
Annual Compensation Review: Our compensation committee conducts an annual review of our compensation strategy, including a review of our compensation peer group and a review of our compensation-related risk profile.

Results of Most Recent Say-on-Pay Vote
At our 2015 Annual Meeting of Stockholders, we conducted a stockholder advisory vote to approve the fiscal year 2014 compensation of our named executive officers (commonly referred to as a “Say-on-Pay” vote). Our stockholders approved the fiscal year 2014 compensation of our named executive officers with approximately 80% of the votes cast in favor of the proposal.
We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our named executive officers. Following our fiscal 2015 Annual Meeting of Stockholders, our compensation committee reviewed the results of the say-on-pay vote, and concluded that our executive compensation program was operating as anticipated.

Our Executive Compensation Philosophy
Our executive compensation philosophy is to provide market-competitive opportunities with realized compensation that is closely tied to performance. Our compensation strategy focuses on providing a total compensation package that will not only attract, motivate and retain excellent executive officers, but will also align the interests of our executive officers with our stockholders by tying a significant portion of their total compensation to the achievement of our long-term business goals. Our Board strives to maintain a balance between cash and equity compensation to encourage our executive officers to act as owners and drive long-term stockholder value. Our executive compensation program is designed to provide our executive officers with a competitive total compensation package and share our success with them when our objectives are met.
Our executive compensation program is designed to be flexible, include complementary compensation elements and collectively serve the compensation objectives described above. Neither our compensation committee nor our Board has adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We have determined that our compensation committee and Board should retain discretion and flexibility to make these determinations each year rather than adopting formal policies or guidelines.

Determining Executive Compensation for Fiscal Year 2015
For fiscal year 2015, our compensation committee was responsible for designing, recommending for approval by our Board and overseeing our executive compensation program.
Our compensation committee engaged Compensia, a national compensation consulting firm, to perform a competitive assessment of our executive compensation program, to assist in sustaining a framework for a company-wide compensation strategy and to generally advise our compensation committee on executive compensation matters. To assess the competitiveness of our executive compensation program and compensation levels, Compensia examined the executive compensation practices of a group of publicly-traded technology companies of similar revenue size to us. Compensia gathered this information from the Radford High Technology Survey and also from the public filings of a select peer group consisting of the following companies:

Angie’s List Inc.	OpenTable, Inc.
Bottomline Technologies (de), Inc.	Pros Holdings, Inc.
Brightcove Inc.	Q2 Holdings, Inc.
Chegg, Inc.	RealPage, Inc.
comScore, Inc.	RetailMeNot, Inc.
Constant Contact, Inc.	ServiceSource International, Inc.
HomeAway.com, Inc.	SolarWinds, Inc.
Intralinks Holdings Inc.	Tangoe, Inc.
Jive Software Inc.	Trulia, Inc.
LivePerson, Inc.	Vocus, Inc.
LogMeIn, Inc.	YuMe, Inc.

Our compensation committee performed an annual review of our executive compensation and recommended fiscal year 2015 compensation to our Board at the beginning of fiscal year 2015. In carrying out its responsibilities, our compensation committee solicited and used information provided by our management, as well as recommendations from our CEO, Mr. Austin. With respect to the compensation packages for each named executive officer other than himself, Mr. Austin reviewed the performance of such executive officer and made recommendations to our compensation committee with respect to such executive officer’s total compensation package for fiscal year 2015. While our compensation committee solicited and reviewed our CEO’s recommendations, such recommendations were only one factor considered by our compensation committee in making compensation decisions.
In determining the total compensation package for fiscal year 2015 for each of our named executive officers, our compensation committee used the then-current compensation levels for each named executive officer as a starting point. In addition to considering our CEO’s recommendations, our compensation committee and Board reviewed and considered Compensia’s report on the compensation practices of the select peer group companies and competitive market data. Our compensation committee and Board used the 50th percentile of total compensation as reflected by the market data as a reference in considering the appropriate compensation level for each named executive officer. Our compensation committee and Board also considered our company-wide performance, the applicable named executive officer’s performance and internal pay equity. In reviewing individual performance, our compensation committee and Board undertook a subjective and qualitative review of each named executive officer’s contribution to the success of our business in fiscal year 2014.
Based in part on the review by our CEO, our executive compensation philosophy generally, and our compensation committee’s review after considering the factors described above, in May 2014 our compensation committee approved a total compensation package for fiscal year 2015 for each of our executive officers, including our then-serving named executive officers that included base salary and annual performance-based cash compensation levels. In December 2014, our Board approved a total compensation package for Mr. Gill in connection with his promotion to Chief Legal Officer, General Counsel and Secretary that included base salary, annual performance-based cash compensation and long term equity incentive compensation, with the amounts of each of these elements determined based on several factors, including market competitive data obtained from Compensia, the potential contribution and value our Board expected Mr. Gill to bring to our company as a result of his promotion and the factors described above, such as company-wide performance, Mr. Gill’s performance in his previous role and internal pay equity. In April 2015, our Board approved a total compensation package for Ms. Spivey in connection with her appointment as Chief Marketing

Officer that included base salary, annual performance-based cash compensation and long term equity incentive compensation with the amounts of each of these elements determined based on several factors, including market competitive data obtained from Compensia, the potential contribution and value the Board expected Ms. Spivey to bring to our company and the factors described above, such as company-wide performance and internal pay equity.
In August 2015, our compensation committee considered the independence of Compensia and found them to be independent after considering applicable factors under NASDAQ listing standards.

Elements of Compensation for Fiscal Year 2015
As noted above, compensation for our named executive officers for fiscal year 2015 consisted of the elements identified in the following table:

Compensation Element	Objective
Base salary	To attract and retain our named executive officers and to recognize ongoing performance of job responsibilities.
Annual performance-based cash compensation
To focus our named executive officers on the achievement of key short-term business objectives and to provide additional reward opportunities for our named executive officers when key business objectives are met.

Discretionary bonus payments
To motivate our named executive officers to set aggressive performance objectives in the interest of creating sustainable long-term value and to promote our retention objectives in light of the various challenges that management faced in fiscal year 2015 that impacted our ability to achieve the performance objectives for fiscal year 2015.

Long-term equity incentive compensation	To drive long-term stockholder value by aligning the interests of our named executive officers with our stockholders and to reward increases in stockholder value.
Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus our named executive officers on stockholder interests when considering strategic alternatives.
Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

The following discussion describes these elements in more detail.
Base Salaries
Base salaries for fiscal year 2015 for our named executive officers were determined by our compensation committee and Board as described above in “-Determining Executive Compensation for Fiscal Year 2015.” Our compensation committee and Board did not assign a specific weight to any single factor in making decisions regarding base salary levels. The table below shows the base salaries for our named executive officers for fiscal year 2015.

Named Executive Officer	FY 2015 Base Salary
Gene Austin	$450,000
James R. Offerdahl	320,000
Kelly E. Connery	285,000
Kin Gill[1]	260,000
Sara Spivey[2]	285,000

(1)	In December 2014, our Board approved an increase in Mr. Gill’s base salary from $237,000 to $260,000 as a result of his promotion to Chief Legal Officer, General Counsel and Secretary.

(2)	Ms. Spivey began employment on April 20, 2015.

Annual Performance-Based Cash Compensation
During fiscal year 2015, each of our named executive officers, as well as our other executive officers and key employees, was eligible to earn a cash bonus based on the achievement of performance objectives under our executive bonus plan.
Target bonuses. For each named executive officer, the target bonus opportunity for fiscal year 2015 was equal to a specified percentage of his or her base salary. As with base salaries, the target bonuses for our named executive officers were determined by our compensation committee and Board as described above in “-Determining Executive Compensation for Fiscal Year 2015.” Our compensation committee and Board did not assign a specific weight to any single factor in establishing the applicable target bonus opportunities. The table below shows the target bonus opportunities for fiscal year 2015 for each named executive officer.

Named Executive Officer	FY 2015 Target Bonus Opportunity (% of base salary)
Gene Austin	100%
James R. Offerdahl	60%
Kelly E. Connery	88%
Kin Gill[1]	40%
Sara Spivey[2]	--

(1)
In December 2014, our Board approved an increase in Mr. Gill’s target bonus opportunity (as a percentage of base salary) from 30% to 40% as a result of his promotion to Chief Legal Officer, General Counsel and Secretary.

(2)	Ms. Spivey began employment on April 20, 2015 and as a result did not participate in our executive bonus plan for fiscal year 2015.
Bonus determinations. For fiscal year 2015, the amount of the annual cash bonuses earned by our named executive officers was determined based on actual performance during the fiscal year compared to pre-determined performance objectives approved by our Board.
The total bonus opportunity for our named executive officers serving in their position at April 30, 2015 other than Mr. Connery was based on the level of achievement of two corporate performance measures: Net Bookings and Adjusted EBITDA, each of which is described in more detail below. Net Bookings was given a weighting of 65% and Adjusted EBITDA was given a weighting of 35%. These corporate performance measures were selected because they support our objective of achieving growth and require focus on new business development, working capital management and cost containment. We believe these performance measures align our named executive officer incentives with stockholder interests through the creation of sustainable long-term value.
Payment of any portion of the bonus opportunity for fiscal year 2015 related to a specific corporate performance measure was contingent on our achievement of a minimum percentage of the target level for such measure, and the payment level was capped at our achievement of a maximum percentage of the target level. The minimum achievement levels for Net Bookings and Adjusted EBITDA were 83.333% and 88.888% of the target levels, respectively, while the achievement levels required to achieve the maximum bonus under the plan were greater than 149.242% and 107.143% of the target levels, respectively. Payout percentages for the various achievement levels were as follows:

Net Bookings		Adjusted EBITDA
Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage
83.333%	50%	88.888%	50%
100%	100%	100%	100%
>149.242%	150%	107.143%	110%

The Net Bookings measure is an internal metric that we use to monitor our business. The calculation of “Net Bookings” takes into account an internal assessment of the annualized value of new client contracts (which include assumptions and valuation measures not calculated in accordance with GAAP) signed during the fiscal year, adjusted for client contracts that are amended or terminated during the fiscal year. We do not disclose the target level for this measure for operational and competitive reasons.
We define “Adjusted EBITDA” as net loss from continuing operations, as calculated according to GAAP, adjusted for stock-based expense, contingent considerations related to acquisitions, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), integration and other costs related to acquisitions, other non-business costs and benefits, income tax expense and other (income) expense, net. Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. The target level for Adjusted EBITDA for fiscal year 2015 was negative $14 million.

In general, we consider our corporate performance targets for fiscal year 2015 to have been challenging but achievable. We believe our Net Bookings target for fiscal year 2015 was highly aggressive in order to incent significant growth of new business during fiscal year 2015.
For fiscal year 2015, our Adjusted EBITDA was $(8.68) million. In addition, our actual Net Bookings was less than 83.333% of our target level. Our compensation committee reviewed our performance against each of the corporate performance measure target levels and determined that bonuses for each of our named executive officers other than Mr. Connery would be paid at 38.5% of the target bonus opportunity, as detailed in the table below.

Performance Objective	Percentage of Objective Achieved	Payout Percentage	Plan Weight	Weighted Payout Percentage
Net Bookings	< 83.333%	0%	65.0%	0%
Adjusted EBITDA	> 107.143%	110%	35.0%	38.5%

The total bonus opportunity for Mr. Connery was based on achievement of three corporate performance measures: Gross Bookings, Net Bookings and new clients booked, each of which is described in more detail below. Gross Bookings was given a weighting of 60%, Net Bookings was given a weighting of 20% and new clients booked was given a weighting of 20%. These corporate performance measures were selected because they support our objective of achieving growth and require focus on new business development and retention of customers. We believe these performance measures align Mr. Connery’s incentives with stockholder interests through the creation of sustainable long-term value.
For Mr. Connery, payment of any portion of the bonus opportunity for fiscal year 2015 related to a specific corporate performance measure was contingent on our achievement of a minimum percentage of the target level for such measure, and the payment level was capped at our achievement of a maximum percentage of the target level. The corporate performance measure targets for Mr. Connery were adjusted by our compensation committee in December 2014 as reflected below. As adjusted, the minimum achievement levels for Gross Bookings, Net Bookings and new clients booked were 90%, 83.333% and 75% of the target levels, respectively, while the achievement levels required to achieve the maximum bonus under the plan were greater than 110%, greater than 149.242% and greater than 115% of the target levels, respectively. Payout percentages for the various achievement levels were as follows:

Gross Bookings		Net Bookings		New Clients Booked
Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage
90%	50%	83.333%	50%	75%	50%
100%	100%	100%	100%	100%	100%
>110%	200%	>149.242%	150%	>115%	140%

Gross Bookings and Net Bookings measures are internal metrics that we use to monitor our business. The calculation of “Gross Bookings” takes into account an internal assessment of the annualized value of new client contracts (which include assumptions and valuation measures not calculated in accordance with GAAP) signed during the fiscal year. We do not disclose the target levels for these measures for operational and competitive reasons. New clients booked are clients that have signed contracts to purchase our services.
Our compensation committee reviewed Mr. Connery’s performance against each of his performance measure target levels and determined that his bonus would be paid at 13.38% of his target bonus, as detailed in the table below.

Performance Objective	Percentage of Objective Achieved	Payout Percentage	Plan Weight	Weighted Payout Percentage
Gross Bookings	0%	0%	60%	0%
Net Bookings	0%	0%	20%	0%
New Clients Booked	83.44%	66.88%	20%	13.38%

The following table summarizes the calculation of the actual bonus amount awarded to each named executive officer for fiscal year 2015.

Named Executive Officer	Target Bonus Opportunity	Applicable Payout Percentage	Actual Bonus Payment
Gene Austin	$450,000	38.5%	$173,250
James R. Offerdahl	192,000	38.5%	73,920
Kelly E. Connery	250,000	13.38%	33,440
Kin Gill	82,000	38.5%	31,570
Discretionary Bonus Payments
After consideration of the various challenges that management faced in fiscal year 2015 that impacted our ability to achieve the performance objectives for fiscal year 2015, including challenges associated with our court ordered divestiture of PowerReviews, Inc., in May 2015, our compensation committee approved discretionary, one-time bonus payments to the following named executive officers based on their performance in fiscal year 2015. Our compensation committee approved these discretionary, one-time bonus payments in order to continue to motivate our named executive officers to set aggressive performance objectives in the interest of creating sustainable long-term value and to promote our retention objectives.

Named Executive Officer	Bonus Payment ($)
Gene Austin	$51,570
James R. Offerdahl	22,080
Kelly E. Connery	91,560
Kin Gill	9,455

Long-Term Equity Incentive Compensation
We believe that equity awards are an effective tool for meeting our compensation goal of increasing long-term stockholder value. In the past, our equity awards to our named executive officers have been in the form of stock options. Beginning in fiscal year 2012, our compensation committee began granting equity awards consisting of a combination of stock options and restricted stock unit awards. Because our executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our common stock over time. The decision by our Board to introduce restricted stock unit awards into our executive compensation program was based on a number of factors, including Compensia’s analysis of the competitiveness of our executive compensation program, the estimated impact of such decision on our available option pool and the perceived value of restricted stock units to our executive officers. We generally grant an initial stock option and/or restricted stock unit award to each of our executive officers in connection with the commencement of his or her employment. All equity awards are approved by our Board or our compensation committee. In determining the size of an equity award, our Board and our compensation committee take into account individual performance, competitive market data, internal pay equity considerations and the unvested value of existing long-term incentive awards.
In addition to new hire grants, from time to time, our Board has granted our named executive officers equity awards to recognize exceptional performance and as “refresher” grants to ensure our named executive officers continue to have an equity incentive as part of their compensation packages. Historically, these decisions have been made on a case-by-case basis, and our Board retains discretion to make equity award grants at any time.
Stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. Restricted stock unit awards to our named executive officers typically vest in four equal yearly installments, with the first such installment vesting on the first anniversary of the vesting start date, subject to continued service through each applicable vesting date. We believe these vesting schedules appropriately encourage long-term employment with the Company, while allowing our executive officers to realize compensation in line with the value they have created for our stockholders.
In June 2014, our compensation committee granted Mr. Austin a stock option to purchase 244,400 shares of our common stock at an exercise price of $7.53 per share and a restricted stock unit award for 125,100 shares of our common stock, in each case subject to our standard vesting schedule. These equity awards were granted to provide a meaningful long-term incentive opportunity and achieve our retention objectives.

In June 2014, our compensation committee granted Mr. Connery a stock option to purchase 67,500 shares of our common stock at an exercise price of $7.53 per share and a restricted stock unit award for 34,600 shares of our common stock, in each case subject to our standard vesting schedule. These equity awards were granted to provide a meaningful long-term incentive opportunity and achieve our retention objectives.
In August 2014, our compensation committee granted Mr. Gill a restricted stock unit award for 5,000 shares of our common stock subject to our standard vesting schedule. This equity award was granted to provide a meaningful long-term incentive opportunity commensurate with Mr. Gill’s position at such time as our Deputy General Counsel and to achieve our retention objectives.
In December 2014, our compensation committee granted Mr. Gill a stock option to purchase 15,000 shares of our common stock at an exercise price of $7.60 per share and a restricted stock unit award for 60,000 shares of our common stock, in each case subject to our standard vesting schedule. These equity awards were granted to provide a meaningful long-term incentive opportunity commensurate with Mr. Gill’s new position as our Chief Legal Officer, General Counsel and Secretary and to achieve our retention objectives.
In April 2015, our compensation committee granted Ms. Spivey a stock option to purchase 150,000 shares of our common stock at an exercise price of $5.75 per share and a restricted stock unit award for 75,000 shares of our common stock, in each case subject to our standard vesting schedule. These equity awards were granted to provide a meaningful long-term incentive opportunity and achieve our retention objectives.
In addition, in May 2014, our compensation committee set the fiscal year 2015 corporate performance measure target levels pursuant to which 20,000 shares of our common stock underlying the performance-based restricted stock unit award that had been previously granted to Mr. Connery in December 2013 would be earned subject to fiscal year 2015 performance. The opportunity to earn this 20,000 share tranche of the performance-based restricted stock unit award was based on the level of achievement of Gross Bookings targets to align Mr. Connery’s incentives with our objective of achieving growth and focusing on new business development and retention of customers. For Mr. Connery, earning the shares underlying this tranche of his award was contingent upon our achievement of a minimum percentage of the target level for Gross Bookings, with the number of shares of common stock earned based on the following payout percentages:

Gross Bookings
Achievement Percentage	Shares Earned
<90%	0
90%	10,000
95%	15,000
100%	20,000
As a result of Gross Bookings for fiscal 2015 being less than 90% of the target performance level, Mr. Connery did not earn any of the shares of our common stock underlying this tranche of his performance-based restricted stock unit award. The remaining 20,000 share tranche underlying the December 2013 restricted stock unit award will be earned in accordance with company performance objectives for fiscal 2016 to be determined by our Board.
Severance and Change of Control Benefits
We are party to an employment agreement with Mr. Austin that provides for certain payments and other benefits upon termination of his employment in certain circumstances. In addition, each of our named executive officers is entitled to receive accelerated vesting with respect to all or a portion of his or her outstanding and unvested stock options or restricted stock unit awards in the event of the termination of his or her employment following a change of control of the Company. These accelerated vesting arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change of control of the Company and to allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their continued employment, as we believe each of their positions is at heightened risk of turnover in the event of a change of control. We also believe that accelerated vesting arrangements related to change of control transactions provide an incentive for our named executive officers to successfully execute such a transaction from its early stages until closing, which we believe will ultimately benefit our stockholders.
Please refer to the discussion below under “-Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements, including the severance benefits provided to Mr. Austin pursuant to his employment agreement.

Employee Benefits
Our named executive officers are eligible for the same benefits available to our full-time employees generally. These include participation in a tax-qualified Section 401(k) plan, an employee stock purchase plan, and group life, health, dental, vision and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.
Other Compensation Practices and Policies
Hedging and Pledging
All of our employees and members of our Board are prohibited from entering into hedging arrangements with respect to our common stock or other securities issued by us. In addition, we prohibit our executive officers and the members of our Board from pledging our common stock or other securities unless they have received pre-clearance for any pledging arrangements pursuant to the terms of our insider trading policy.
Perquisites, Retirement and Other Personal Benefits
As noted above, our named executive officers are eligible to receive the same benefits as those offered to all full-time employees. In addition, we have established a tax-qualified employee savings and retirement plan pursuant to which employees, including our named executive officers, who satisfy certain eligibility requirements, including age and length of service, may elect to defer up to 100% of eligible compensation, subject to applicable Internal Revenue Code limits. We currently match 50% of contributions, up to 2% of salary, made by our employees, including our executive officers. We intend for the 401(k) plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.
We believe that cash and equity compensation are the two key components in attracting and retaining executive talent and, therefore, we do not have any programs for providing perquisites and other personal benefits for any named executive officer in an amount that exceeds the $10,000 disclosure threshold. We do provide our named executive officers with access to an executive wellness program, reimbursements for which do not exceed $10,000 on an individual basis, and may cover the costs associated with our named executive officers travel, lodging, food and entertainment in connection with our annual sales quota recognition event.
Stock Ownership Guidelines
There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year 2015.
Policy Regarding the Timing of Equity Awards
The exercise price of each stock option grant is generally the fair market value of our common stock on the grant date. Beginning in August 2012, our Board established a policy providing that it would not grant stock options to executive officers or directors during closed trading periods under our insider trading policy, but that exceptions could be made on a case-by-case basis. Our Board made an exception to this policy and delegated to our compensation committee the authority to approve equity awards to Ms. Spivey in connection with her initial employment with the Company. On April 20, 2015, our compensation committee approved stock option and restricted stock unit awards for Ms. Spivey pursuant to this exception and its delegated authority. Following the completion of our initial public offering, shares of our common stock are valued by reference to its publicly traded price.
Policy Regarding Compensation Recovery
We do not currently have a formal “clawback” policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. However, we plan to consider adopting a formal clawback policy once the SEC issues final rules in accordance with the requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act. Until such time, in the event of a later restatement of financial results, our Board or compensation committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement and then-applicable law.

Results of Most Recent Say-on-Pay Vote
At our 2015 Annual Meeting of Stockholders, we conducted a stockholder advisory vote to approve the fiscal year 2014compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the fiscal year 2011 compensation of our named executive officers with approximately 80% of the votes cast in favor of the proposal.
We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our named executive officers. We value the opinions of our stockholders and our compensation committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.
Accounting and Tax Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief named executive officer and each of its three next most highly compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.
Our compensation committee, in approving the amount and form of compensation for our named executive officers, considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Taxation of “Parachute” Payments and Deferred Compensation
Sections 280G and 4999 of the Internal Revenue Code provide that our named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of the Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax.
Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.
We did not provide any directors or named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during fiscal year 2015 and we have not agreed and are not otherwise obligated to provide any director or named executive officer with such a “gross-up” or other reimbursement.
Accounting for Stock-Based Compensation
We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K. This calculation is performed for accounting purposes and reported in the compensation tables below under “-Tabular Disclosure Regarding Executive Compensation” even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is an officer or employee of Bazaarvoice. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

TABULAR DISCLOSURE REGARDING EXECUTIVE COMPENSATION
The following tables provide information regarding the compensation paid and awarded to or earned during our fiscal years ended April 30, 2013, 2014 and 2015 by our named executive officers.

Summary Compensation Table for Fiscal Years Ended April 30, 2013, 2014 and 2015

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)

Gene Austin	2015	$450,000	$225,000	$942,003	$902,569	—	$ 19,589(5)	$2,539,163
Chief Executive Office; President(4)	2014	358,033	84,000	2,377,500	2,711,793	$84,000	1,655	5,616,980

James R. Offerdahl	2015	320,000	96,000	—	—	—	7,712	423,712
Chief Financial Officer(6)	2014	275,955	34,375	263,250	414,370	34,375	1,806	1,024,131
	2013	69,705	50,000(7)	327,000	924,698	—	376	1,371,779

Kelly E. Connery	2015	285,000	125,000	396,538	249,278	17,500	20,012(5)	1,108,815
Chief Revenue Officer(8)	2014	266,479	35,000	492,300	588,150	185,086	14,329(9)	1,581,344
	2013	239,583	68,000	327,000	—	59,051	29,362(10)	722,966

Kin Gill	2015	244,667	41,025	492,800	53,700	—	3,347	815,539
Chief Legal Officer General Counsel and Secretary(11)

Sara Spivey	2015	9,716	—	431,250	371,565	—	—	812,531
Chief Marketing Officer(12)
 ______________________________________

(1)	Unless otherwise noted, the amounts reported in the “Bonus” column represent a discretionary bonus paid by us.

(2)
The amounts reported in the “Stock Awards” and “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on June 25, 2015. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the named executive officers from the awards.

(3)
Unless otherwise noted, the amounts reported in the “All Other Compensation” column consist solely of premiums for short term disability, long term disability, life and accidental death and dismemberment insurance paid by us, reimbursement for costs associated with our executive wellness program and 401(k) matching contributions, each of which were less than $10,000.

(4)	Mr. Austin commenced his employment with us in April 2013.

(5)	Includes $13,936 of costs covered by the Company associated with travel, lodging, food and entertainment for our annual sales quota recognition event.

(6)	Mr. Offerdahl commenced his employment with us in January 2013.

(7)	Represents a signing bonus paid by us.

(8)	Mr. Connery was promoted to Chief Revenue Officer effective December 9, 2013.

(9)	Includes $13,062 of costs covered by the Company associated with travel, lodging, food and entertainment for our annual sales quota recognition event.

(10)	Includes $25,229 of relocation expenses covered by the Company.

(11)	Mr. Gill became a named executive officer in fiscal year 2015 and, therefore, summary compensation information is only presented for fiscal year 2015 in accordance with SEC guidance.

(12)	Ms. Spivey commenced her employment with us on April 20, 2015.

Grants of Plan-Based Awards Table for Fiscal Year 2015
The following table presents, for each of our named executive officers, information concerning each grant of a cash or equity award made during fiscal year 2015. This information supplements the information about these awards set forth in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards, per share ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold(2) ($)	Target ($)	Maximum ($)
Gene Austin	—	$225,000	$450,000	$607,500	—	—	—	—
	6/10/2014	—	—	—	125,100	—	—	$942,003
	6/10/2014	—	—	—	—	244,400	$7.53	902,569

James R. Offerdahl	—	96,000	192,000	261,120	—	—	—	—

Kelly Connery	—	125,000	250,000	945,000	—	—	—	—
	6/10/2014	—	—	—	34,600	—	—	260,538
	6/10/2014	—	—	—	—	67,500	7.53	249,278
	5/29/2014	—	—	—	20,000(6)	—	—	136,000

Kin Gill	—	41,000	82,000	110,700	—	—	—	—
	8/27/2014	—	—	—	5,000	—	—	36,800
	12/9/2014	—	—	—	60,000	—	—	456,000
	12/9/2014	—	—	—	—	15,000	7.60	53,700

Sara Spivey	4/20/2015	—	—	—	75,000	—	—	431,250
	4/20/2015	—	—	—	—	150,000	5.75	371,565
 ______________________________________

(1)
The amounts reported represent the formulaic performance-based incentive cash awards each named executive officer could earn pursuant to our executive bonus plans for fiscal year 2015, as described in “-Compensation Discussion and Analysis-Elements of Compensation for Fiscal Year 2015-Annual Performance-Based Cash Compensation” above. Actual amounts earned for fiscal year 2015 are as described in “-Compensation Discussion and Analysis-Elements of Compensation for Fiscal Year 2015-Annual Performance-Based Cash Compensation” above.

(2)	Assumes achievement of each corporate performance measure at the minimum level required for payment.

(3)
The amounts reported reflect shares of common stock underlying restricted stock unit awards granted in fiscal year 2015 under the Bazaarvoice, Inc. 2012 Equity Incentive Plan. Unless otherwise noted, the restricted stock unit awards vest in four equal yearly installments.

(4)
The amounts reported reflect shares of common stock underlying stock options granted in fiscal year 2015 under the Bazaarvoice, Inc. 2012 Equity Incentive Plan. Unless otherwise noted, the stock options vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date.

(5)
The grant date fair value of stock options and restricted stock unit awards is determined in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included our Annual Report on Form 10-K filed with the SEC on June 25, 2015. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(6)	Represents portion of restricted stock unit award granted in fiscal year 2014 for which performance measure target levels were established by our Board in May 2015.

Employment Agreements
Certain elements of compensation set forth in the Summary Compensation Table for Fiscal Years Ended April 30, 2013, 2014 and 2015 and the Grants of Plan-Based Awards Table for Fiscal Year 2015 reflect the terms of employment letter agreements between us and each of our named executive officers. The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements, which have been or will be filed with the SEC as exhibits to our periodic reports.
Gene Austin
We are party to an employment agreement with Mr. Austin, dated April 25, 2013. This employment agreement has no specific term and provides for “at-will” employment. The agreement provides for an annual base salary of $320,000, and for Mr. Austin to participate in our annual executive bonus plan with an annual target bonus of $224,000. On December 3, 2013, in connection with his appointment as our Chief Executive Officer and President, Mr. Austin’s base salary was increased to $420,000 and his annual target bonus was increased to 80% of his annual base salary, or $336,000. Mr. Austin’s subsequent base salary and annual target bonus have been determined by our compensation committee, in its discretion and as described elsewhere in this Proxy Statement. In accordance with the terms of his employment agreement, we also granted certain equity awards to Mr. Austin and in its discretion, our Board or our compensation committee has granted additional equity awards to him, all of which are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company as further described below under “-Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Austin is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time. Mr. Austin is also entitled to payments and certain other benefits upon termination of his employment in certain circumstances as described below under “-Potential Payments upon Termination or Change of Control.”
James R. Offerdahl
We are party to an employment agreement with Mr. Offerdahl, dated January 23, 2013. This employment agreement has no specific term and provides for “at-will” employment. The agreement provides for an annual base salary of $275,000, and for Mr. Offerdahl to participate in our annual executive bonus plan with an annual target bonus of $137,500. In addition, Mr. Offerdahl received a sign-on bonus of $50,000. Mr. Offerdahl’s subsequent base salary and annual target bonus have been determined by our compensation committee, in its discretion and as described elsewhere in this Proxy Statement. In accordance with the terms of his employment agreement, we also granted certain equity awards to Mr. Offerdahl and in its discretion, our Board or our compensation committee has made additional equity grants to Mr. Offerdahl, all of which are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company as further described below under “-Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Offerdahl is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.
Kelly E. Connery
We are party to an employment agreement with Mr. Connery, dated February 7, 2012. This employment agreement has no specific term and provides for “at-will” employment. The agreement provides for an annual base salary of $250,000, and for Mr. Connery to participate in our annual executive bonus plan with an annual target bonus of $150,000. On December 9, 2013, in connection with his promotion to Chief Revenue Officer, Mr. Connery’s base salary was increased to $285,000 and his annual target bonus was increased to $250,000. In connection with Mr. Connery’s promotion, we entered into an addendum to his initial employment agreement. Mr. Connery’s subsequent base salary and annual target bonus have been determined by our compensation committee, in its discretion and as described elsewhere in this Proxy Statement. In accordance with the terms of his employment agreement, we also granted certain equity awards to Mr. Connery and in its discretion, our Board or our compensation committee has granted additional equity awards to Mr. Connery, all of which are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company as further described below under “-Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Connery is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.
Kin Gill
We are party to employment agreements with Mr. Gill, dated December 13, 2012 and December 18, 2014, respectively. These employment agreements have no specific term and provide for “at-will” employment. The agreements provide for an annual base salary of $260,000 and for Mr. Gill to participate in our annual executive bonus plan with an annual target bonus of $104,000 for fiscal year 2015, pro-rated from his date of promotion to Chief Legal Officer, General Counsel and Secretary. Mr. Gill’s subsequent base salary and annual target bonus will be determined by our compensation committee, in its discretion. In accordance with the terms of his December 18, 2014 employment agreement, in fiscal year 2015, we granted Mr. Gill a restricted stock unit award for 60,000 shares of our common stock, which vest in four equal yearly installments and an option to purchase 15,000 shares of our common stock at an exercise price of $7.60 per share, which option vests in accordance with our standard four year vesting schedule described above. In its discretion, our Board or our compensation committee has also previously granted additional equity awards to Mr. Gill. The equity awards granted pursuant to the terms of Mr. Gill’s December 18, 2014 employment agreement and all prior equity awards are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company as further described below under “-Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Gill is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.
Sara Spivey
We are party to an employment agreement with Ms. Spivey, dated April 11, 2015. This employment agreement has no specific term and provides for “at-will” employment. The agreement provides for an annual base salary of $285,000, and for Ms. Spivey to participate in our annual executive bonus plan with an annual target bonus of $114,000, pro-rated from her date of hire. Ms. Spivey’s subsequent base salary and annual target bonus will be determined by our compensation committee, in its discretion.

In accordance with the terms of her employment agreement, we granted Ms. Spivey a restricted stock unit award for 75,000 shares of our common stock, which vest in four equal yearly installments and an option to purchase 150,000 shares of our common stock at an exercise price of $5.75 per share, which option vests in accordance with our standard four year vesting schedule described above, all of which are subject to accelerated vesting in the event of a termination of her employment upon a change of control of the Company as further described below under “-Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Ms. Spivey is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Outstanding Equity Awards at Fiscal Year-End 2015 Table
The following table presents, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of April 30, 2015.

Name	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Vesting Commencement Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Vesting Commencement Date
Gene Austin	263,542	286,458	$9.51	6/07/2023	5/6/2013	187,500	$1,008,750	6/20/2013
	—	244,400	7.53	6/10/2024	6/10/2014	125,100	673,038	6/20/2014

James R. Offerdahl	154,687	120,313	6.54	2/27/2023	1/31/2013	25,000	134,500	4/01/2013
	27,083	72,917	8.10	3/07/2024	3/07/2014	24,375	131,138	3/20/2014

Kelly Connery	277,083	72,917	12.00	2/23/2022	2/21/2012	25,000	134,500	4/01/2013
	50,000	100,000	7.50	12/09/2023	12/09/2013	30,000	161,400	12/20/2013
	—	67,500	7.53	6/10/2024	6/10/2014	18,750	100,875	12/20/2013
	—	—	—	—	—	34,600	186,148	6/20/2014
	—	—	—	—	—	20,000(3)	107,600	—

Kin Gill	11,250	8,750	7.32	02/20/2023	1/14/2013	2,500	13,450	4/01/2013
	—	15,000	7.60	12/09/2024	1/1/2015	3,900	20,982	12/20/2013
	—	—	—	—	—	9,375	50,438	3/20/2014
	—	—	—	—	—	5,000	26,900	9/20/2014
	—	—	—	—	—	60,000	322,800	12/20/2014

Sara Spivey	—	150,000	5.75	4/20/2025	4/20/2015	75,000	403,500	6/20/2015
 ______________________________________

(1)
Unless otherwise indicated, stock options were granted on the date ten years prior to the expiration date and become exercisable with respect to 25% of the shares underlying the option vesting on the first anniversary of the grant date, also referred to as the vesting commencement date, and with respect to the remainder, ratably on a monthly basis over the following 36 months, subject to continued service through each applicable vesting date. Please refer to “-Potential Payments upon Termination or Change of Control” for a discussion of vesting acceleration provisions applicable to certain of these option grants.

(2)	Unless otherwise indicated, restricted stock unit awards vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.

(3)	Represents restricted stock units which will be earned in accordance with Company performance objectives for fiscal 2016 to be determined by our Board.

Option Exercises and Restricted Stock Unit Vesting During Fiscal Year 2015 Table
The following table sets forth certain information with respect to the exercise of stock options and the vesting of restricted stock unit awards held by our named executive officers in fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gene Austin	—	—	62,500	$491,875

James R. Offerdahl	—	—	20,625	120,438

Kelly Connery	—	—	28,750	195,350

Kin Gill	—	—	5,675	35,516

Sara Spivey	—	—	—	—
Potential Payments upon Termination or Change of Control
The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and change of control of the Company had occurred on April 30, 2015 and based upon a price of $5.38 per share for our common stock, which was the closing price on NASDAQ on April 30, 2015, given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. We do not have any severance arrangements for our named executive officers other than the “double trigger” compensation arrangements with Mr. Austin and the “double trigger” vesting acceleration for equity awards of all named executive officers, each as described below.
Double Trigger Severance Arrangements with Gene Austin
Our employment agreement with Mr. Austin dated April 25, 2013 provides for “double trigger” severance benefits, such that if his employment is terminated without cause or he resigns with good reason during the period commencing on or after the date that we have signed a definitive agreement or that our Board has endorsed a tender offer for our stock that in either case when consummated would result in a change of control of the Company, as such term is defined in the employment agreement, (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control, Mr. Austin will receive severance payments in an aggregate amount equal to 12 months of his then-current base salary, to be paid in 12 equal monthly installments beginning on the first regular payroll date following the effective date of his execution of a general release of claims, in accordance with our regular payroll practices (subject to applicable withholding). Other than the foregoing and the vesting acceleration for equity awards described below, Mr. Austin is not eligible to receive any other severance payments or benefits.
Under the employment agreement with Mr. Austin, “cause” means (i) his willful and continued failure to perform substantially his duties (other than any such failure resulting from his disability), (ii) any act of personal dishonesty, fraud or misrepresentation taken by him which was intended to result in substantial gain or personal enrichment for him at the expense of the Company, (iii) the willful engaging by him in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) his conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) his breach of the terms of the agreement(s) with us relating to proprietary information and inventions assignment; or (vi) his material breach of the terms of the employment agreement. Clauses (i), (v) and (vi) will constitute “cause” only after Mr. Austin has received from our Board written notice describing the circumstances of such breach or failure in reasonable detail and has been given a reasonable cure period of not less than 30 days. Under the employment agreement with Mr. Austin, “good reason” refers to the existence or occurrence of the following, provided in each case that his resignation occurs within 30 days after the original occurrence of such event: (i) a change in his position that materially reduces his position, title, duties and responsibilities or the level of management to which he reports; (ii) a material reduction in his total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time); or (iii) a relocation of his place of employment by more than 50 miles from our current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to “good reason” if and only if such change, reduction or relocation is effected without Mr. Austin’s consent.
Double Trigger Vesting Acceleration of Equity Awards
The employment agreements, stock option agreements and restricted stock unit agreements with Messrs. Austin, Offerdahl, Connery and Gill and Ms. Spivey also provide for “double trigger” vesting acceleration of equity awards, such that the vesting with respect to 100% of their outstanding and unvested stock options and restricted stock unit awards will be accelerated in the event of their termination upon change of control (as defined in the employment agreements and/or the applicable equity grant documentation with such named executive officers).
Under the employment agreements and applicable equity grant documentation with our named executive officers, “termination upon change of control” means any termination of his or her employment by us without cause or by him or her for good reason during the period commencing on or after the date that we have signed a definitive agreement or that our Board has endorsed a tender offer for our stock that, in either case, when consummated would result in a change of control (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control.
For purposes of the definition of “termination upon change of control” above, the following terms have the following meanings:

•
“cause” means (i) the executive’s willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from the executive’s “disability”), (ii) any act of personal dishonesty, fraud or misrepresentation taken by the executive which was intended to result in substantial gain or personal enrichment for the executive at the expense of the Company, (iii) the willful engaging by the executive in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) the executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) the executive’s breach of the terms of the executive’s agreement(s) with the Company relating to proprietary information and inventions assignment, including the executive’s EPIA; or (vi) the executive’s material breach of the terms of his or her offer letter. Clauses (i), (v) and (vi) shall constitute “Cause” only after the executive has received from the Board written notice describing the circumstances of such breach or failure in reasonable detail and has been given a reasonable cure period of not less than thirty (30) days;

•
“change of control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediate prior to such transaction or series of transactions; (d) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or (e) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing;

•
“disability” means that the executive, at the time notice is given, has been unable to substantially perform his or her duties under his or her letter agreement for not less than one-hundred and twenty (120) work days within twelve (12) consecutive month period as a result of the executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

•
“good reason” refers to the existence or occurrence of the following, provided in each case that the executive’s resignation occurs within thirty (30) days after the original occurrence of such event: (i) a change in the executive’s position with the Company or a successor entity that materially reduces the executive’s position, title, duties and responsibilities or the level of management to which the executive reports; (ii) a material reduction in the executive’s total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time) (provided, that, for the avoidance of doubt, any Time-Based Option and Performance-Based Option shall not be deemed compensation or benefits for purposes of this definition); or (iii) a relocation of the executive’s place of employment by more than fifty (50) miles from the Company’s current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to “good reason” only if such change, reduction or relocation is effected without the executive’s consent. The executive resignation will not be deemed to be for “good reason” unless the executive first provides the Company with written notice of the acts or omissions constituting the grounds for “good reason” and a reasonable cure period of not less than thirty (30) days following such notice, during which such condition has not have been cured. The table below sets forth the estimated value of the potential payments and benefits to each of our named executive officers, assuming his or her employment had terminated on April 30, 2015 and/or that a change of control of the Company had also occurred on that date.

Name	Termination without Cause in Connection With a Change of Control
Gene Austin
Severance(1)	$450,000
Equity Award Acceleration(2)	1,681,788
Total	$2,131,788

James R. Offerdahl
Equity Award Acceleration(2)	$265,638
Total	$265,638

Kelly E. Connery
Equity Award Acceleration(2)(3)	$690,523
Total	$690,523

Kin Gill
Equity Award Acceleration(2)	$434,570
Total	$434,570

Sara Spivey
Equity Award Acceleration(2)	$403,500
Total	$403,500
 ______________________________________

(1)	Based on base salary as of April 30, 2015.

(2)
Equity award acceleration is based on the amount of $5.38 per share (the closing price of our common stock on April 30, 2015) multiplied by the number of shares of our common stock subject to outstanding and unvested restricted stock unit awards held by each named executive officer. All outstanding stock options held by our named executive officers on April 30, 2015 had exercise prices greater than $5.38 per share and therefore, if the vesting of any such stock options had been accelerated, such acceleration would not have resulted in any reportable amounts for purposes of this table.

(3)
Includes 20,000 restricted stock units which would have been earned in accordance with Company performance objectives for fiscal 2015, the vesting of which would have been accelerated had Mr. Connery’s employment been terminated on April 30, 2015 and/or if a change of control had also occurred on that date. Excludes 20,000 restricted stock units which will be earned in accordance with Company performance objectives for fiscal 2016 to be determined by our Board, the vesting of which would not have been accelerated had Mr. Connery’s employment been terminated on April 30, 2015 and/or if a change of control had also occurred on that date.

Limitation on Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our Board and officers and potentially in other roles with the Company. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of April 30, 2015, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by stockholders	5,093,055	$7.83	9,258,665(1)(2)

Equity compensation plans not approved by stockholders	—	—	—

Total equity compensation plans	5,093,055	$7.83	9,258,665(1)(2)
______________________________________

(1)
Includes 6,787,141 shares available for future issuance under our 2012 Equity Incentive Plan. Pursuant to the terms of the 2012 Equity Incentive Plan, or the 2012 Plan, the number of shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 10,000,000 shares; (ii) five percent (5%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the Board may determine.

(2)
Includes 2,471,524 shares available for future issuance under our 2012 Employee Stock Purchase Plan. Pursuant to the terms of the 2012 Employee Stock Purchase Plan, or the ESPP, the number of shares available for sale under the ESPP will be increased on the first day of each fiscal year in an amount equal to the least of (i) 5,000,000 shares; (ii) one percent (1%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the Board may determine.

OTHER MATTERS
Meeting Admission. You are entitled to attend the Special Meeting only if you were a Bazaarvoice stockholder at the close of business on April 29, 2016 or hold a valid proxy for the Special Meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Broadridge (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Special Meeting in person, you will not be admitted to attend the Special Meeting location in person.
Proxy Solicitation. Bazaarvoice is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the Notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners and obtaining, beneficial owners’ voting instructions. We currently estimate such costs will be approximately $18,000.
In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email our behalf.
Inspector of Election. Broadridge has been engaged as our independent inspector of election to tabulate stockholder votes for the Special Meeting.
Stockholder List. Bazaarvoice’s list of stockholders as of April 29, 2016 will be available for inspection for 10 days prior to the Special Meeting. If you want to inspect the stockholder list for purposes relevant to the Special Meeting, please call our Investor Relations department at (512) 551-6800 to schedule an appointment.
Stockholder Proposals or Nominations for 2016 Annual Meeting. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in the proxy statement for our 2016 annual meeting of stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must have received all submissions no later than the close of business (5:00 p.m. Central Time) on April 29, 2016 (120 days prior to the anniversary of the mailing date of the proxy statement for our 2015 annual meeting).
Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.
In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2016 annual meeting must give notice to our Corporate Secretary between June 13, 2016 and July 13, 2016, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2016 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2015 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2016 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the next annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are filed as an exhibit to our Registration Statement filed with the SEC on August 26, 2011. To make a submission or to request a copy of our Bylaws, stockholders should contact our General Counsel. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
Householding. To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Bazaarvoice stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, will receive only one copy of this proxy statement and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of this proxy statement mailed to you, please call our Investor Relations department at (512) 551-6800, or send correspondence to Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759; Attn: Legal Department, and we will promptly send you what you have requested. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of these proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
We know of no other matters to be submitted to the stockholders at the Special Meeting. If any other matters properly come before the stockholders at the Special Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.
DOCUMENTS INCORPORATED BY REFERENCE
As permitted by Item 13(b) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are “incorporating by reference” into this proxy statement specific documents that we filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this proxy statement. Information that we file subsequently with the SEC will automatically update and supersede this information.
We incorporate by reference into this proxy statement the following documents filed with the SEC (Commission File No. 001-35433), and any future documents that we file with the SEC prior to the special meeting, excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended April 30, 2015 (filed with the SEC on June 25, 2015); and

•
Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2016, October 31, 2015 and July 31, 2015 (filed with the SEC on March 8, 2016, September 2, 2015, and December 8, 2015 respectively).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.
We will provide to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can request copies of such documents if you call or write us at the following address or telephone number:
Bazaarvoice, Inc.
Attn: Investor Relations
10901 Stonelake Blvd.
Austin, Texas 78759
By order of the Board of Directors,
Gene Austin
President and Chief Executive Officer

Austin, Texas
April 30, 2016

BAZAARVOICE, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

PRELIMINARY PROXY CARD — SUBJECT TO COMPLETION
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BAZAARVOICE, INC.

The Board of Directors recommends you vote FOR proposal 1.

1. Approval of a onetime stock option exchange program for employees.			For ☐	Against ☐	Abstain ☐

NOTE: If any other matters properly come before the meeting, or any adjournment or postponement thereof, the persons named as proxies will vote in their discretion.

Please indicate if you plan to attend this meeting.			Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Bazaarvoice, Inc.
Special Meeting of Stockholders
DLA Piper LLP
401 Congress Ave.
Suite 2500
Austin, TX 78701

Thursday, June 23, 2016
8:30 AM

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com.

BAZAARVOICE, INC.
Special Meeting of Stockholders June 23, 2016
 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kin Gill and James R. Offerdahl ("the Named Proxies"), and each of them, as proxies for the undersigned, with full power of substitution, to vote the shares of Common Stock of Bazaarvoice, Inc., a Delaware corporation ("the Company") that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at DLA Piper LLP, 401 Congress Ave., Suite 2500, Austin, TX 78701, on Thursday, June 23, 2016 at 8:30 AM, Central Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side